UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 27, 2017

NUTANIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37883	27-0989767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1740 Technology Drive, Suite 150
San Jose, California 95110
(Address of principal executive offices, including zip code)
(408) 216-8360
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 27, 2017, Bipul Sinha resigned from his role as a member of the Board of Directors (the “Board”) of Nutanix, Inc. (the “Company”). Mr. Sinha’s decision was not due to any disagreement with the Company or its management.
Also on October 27, 2017, the Board expanded the size of the Board from seven (7) to eight (8) members and appointed Susan L. Bostrom and Craig Conway to serve as Class I and Class II directors, respectively. The Board determined that Ms. Bostrom and Mr. Conway are independent directors under the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and within the meaning of the NASDAQ Global Select Market’s listing standards. There is no arrangement or understanding between either Ms. Bostrom or Mr. Conway, on the one hand, and any other persons, on the other, pursuant to which either Ms. Bostrom or Mr. Conway was selected as a director. Neither Ms. Bostrom nor Mr. Conway has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Ms. Bostrom and Mr. Conway will receive the standard compensation and equity awards provided to non-employee directors of the Company and committee members for their service pursuant to the Company’s Outside Director Compensation Policy, which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2017 filed with the SEC on March 10, 2017. In addition, it is expected that each of Ms. Bostrom and Mr. Conway will enter into the Company’s standard form of director indemnification agreement, which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on December 22, 2015.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release issued by Nutanix, Inc. on October 31, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTANIX, INC.

Date: October 31, 2017	By: /s/ Duston M. Williams
Duston M. Williams Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Nutanix, Inc. on October 31, 2017